UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2012

THE WILLIAMS COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	70-0569878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma		74172-0172
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 918/573-2000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 19, 2012, Williams Partners L.P. (the “Partnership”), an indirect subsidiary of The Williams Companies, Inc. (the “Company”), announced that it had entered into a Contribution Agreement, dated March 19, 2012 (the “Agreement”) with Caiman Energy, LLC (“Caiman Energy”) to acquire all of the outstanding limited liability company interests of Caiman Energy’s wholly owned subsidiary, Caiman Eastern Midstream, LLC (the “Purchased Interests”). Caiman Eastern Midstream, LLC is an independent gathering and processing business located in northern West Virginia, southwestern Pennsylvania and eastern Ohio.

The Agreement provides that the Partnership will acquire the Purchased Interests for a total purchase price of $2.5 billion, subject to certain purchase price adjustments (the “Purchase Price”). The Partnership plans to fund the Purchase Price with a combination of $1.78 billion in cash (the “Cash Consideration”) and the issuance to Caiman Energy of 11,779,296 restricted common units (the “Restricted Units”) representing limited partner interests of the Partnership that have an aggregate value of approximately $720 million (the “Equity Consideration”). The value of the Equity Consideration was based on the average of the volume weighted average price of the Partnership’s common units on the New York Stock Exchange for the thirty consecutive trading days ending two trading days prior to the date of the Agreement, or $61.12 per unit. In connection with the acquisition of Caiman Eastern Midstream, LLC, the Company intends to purchase up to $1.0 billion of the Partnership’s common units at a per-unit price of $61.12, which is equal to the price used in setting the value of the Equity Consideration paid to Caiman Energy, for a maximum total of approximately 16.36 million common units.

Caiman Energy has agreed that it will not transfer the Restricted Units for a period of 18 months after the closing of the transactions contemplated by the Agreement (the “Closing”) without the Partnership’s written consent. As a condition to the Closing, the Partnership and Caiman Energy will enter into a Registration Rights Agreement providing Caiman Energy with certain rights to request that the Partnership file, from time to time, a registration statement or prospectus supplement that is useable for a resale of Restricted Units conducted pursuant to a firm commitment underwriting. Such rights will be subject to a number of limitations, including with respect to the number, size and frequency of underwritten offerings that may be requested by Caiman Energy.

The Agreement includes customary representations, warranties and covenants by the parties. Subject to the satisfaction of certain customary closing conditions and regulatory approvals, the closing of the transactions contemplated by the Agreement (the “Closing”) is scheduled to occur during the second quarter of 2012. Each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions. The Agreement contains certain termination rights for both the Partnership and Caiman Energy, including if the Closing does not occur within 90 days following the date of the Agreement, subject to extension to 180 days following the date of the Agreement upon the occurrence of certain events.

Item 7.01. Regulation FD Disclosure.

On March 19, 2012, the Company issued a press release announcing the Company’s planned investment in the Partnership in connection with the acquisition, updating its financial guidance for 2012 and 2013, offering guidance for 2014, and announcing a planned dividend increase for fiscal years 2012, 2013 and 2014. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 19, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Sarah C. Miller
Sarah C. Miller
Assistant General Counsel and Corporate Secretary

DATED: March 19, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 19, 2012.